EXHIBIT 99.1

Press Release	Source: Emergent Group Inc.

Emergent Group Inc. Board Sets Revised Dividend Payment Date
of January 4, 2011 following Passage of Federal Tax Legislation

SUN VALLEY, CA, December 21, 2010 – Emergent Group Inc. (NYSE Amex Equities: LZR), a leading provider of mobile medical lasers and surgical equipment, today said that its Board of Directors has set a revised payment date of January 4, 2011 for the special and regular annual dividends totaling $0.90 per common share that it previously announced on December 7th for shareholders of record as of December 17, 2010.

While Emergent Group’s Board typically announces annual dividend declarations in December and payment dates for the following January, this year’s uncertainty surrounding a possible rise in 2011 federal dividend tax rates caused the Directors to set an original payment date of December 27, 2010.  At the time, however, the Board reserved the right to move the payment date to January 2011 if the federal government did not increase dividend tax rates for 2011.  The December 17th legislation signed by President Obama holds those rates at their current levels.

The Board’s dividend declaration on December 7th was comprised of a special, one-time cash dividend of $0.50 per share on Emergent Group’s common stock, as well as a regular annual dividend of $0.40 per share.  Since 2005, the Board has declared cumulative regular and special cash dividends of $2.20 per share.

About Emergent Group Inc.

Emergent Group Inc., through its wholly owned subsidiary, PRI Medical Technologies, Inc. ("PRI Medical"), provides mobile medical laser and surgical equipment in 16 states on a per-procedure basis to hospitals, outpatient surgery centers and physicians' offices. Surgical equipment is provided to customers along with technical support personnel to ensure that such equipment is operating correctly. PRI Medical currently offers its services in five states in the western United States and 11 states along the eastern seaboard. Emergent Group, Inc. is a member of the Russell Microcap® Index. For investor and product information, visit Emergent Group's website, www.emergentgroupinc.com.

Forward-Looking Statements

Statements in this news release may contain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1993 and Section 21E of the Securities Exchange Act of 1934.  Such statements may involve various risks and uncertainties, some of which may be discussed in the Company’s most recent report on Form 10-K and subsequently filed SEC reports.  There is no assurance any forward-looking statements will prove accurate, as actual results and future events could differ materially from those presently anticipated.

Contact:
Bruce J. Haber
(914) 235-5550, x. 12
bhaber@primedical.net
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